Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

ORIGNCLEAR, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES M PREFERRED STOCK

OriginClear, Inc. (the “Company”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to eight hundred thousand (800,000) shares of Series M Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of “Series M Preferred Stock” and the number of shares initially constituting such series shall be up to eight hundred thousand (800,000) shares.

SECTION 2. STATED VALUE. The Stated Value of the Series M Preferred Stock will be $25.00 per share.

SECTION 3. DIVIDENDS. The holders of outstanding shares of Series M Preferred Stock (the “Holders”) will be entitled to receive, out of any funds and assets of the Company legally available therefor, dividends payable monthly (within 3 business days of the end of each calendar month), at the annual rate of 10% of the Stated Value, payable in preference and priority to any payment of any dividend of the common stock of the Company (the “Common Stock”). The right to such dividends of the Holders of Series M Preferred Stock will be cumulative.

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Series M Preferred Stock will entitle the Holders, out of the assets of the Company available for distribution to its shareholders upon such liquidation, an amount equal to the Stated Value, for each share of Series M Preferred Stock, plus any accrued but unpaid dividends on such shares, before any payment may be made or any assets distributed to the holders of the Common Stock.

SECTION 5. VOTING AND PROTECTIVE PROVISIONS. (a) Except as required by law or as specifically provided herein, the Holders of Series M Preferred Stock will not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

(b) So long as any shares of Series M Preferred Stock remain outstanding, the Company will not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least a majority of the then outstanding shares of Series M Preferred Stock voting together as one class, alter or change the rights, preferences or privileges of the shares of the Series M Preferred Stock so as to affect materially and adversely such shares.

SECTION 6. CONVERSION. (a) Subject to Section 6(b), the Series M Preferred Stock will be convertible into shares of Common Stock (“Conversion Shares”) at any time at the option of the Holders, in an amount determined by dividing the amount of the Stated Value being converted by the Conversion Price (defined herein). To effect a conversion hereunder, the Holder shall provide the Company a notice of conversion substantially in the form of Exhibit A hereto. No fractional shares of Common Stock are to be issued upon the conversion of any Series M Preferred Stock, but rather the number of shares of Common Stock to be issued will be rounded up to the nearest whole number. For the avoidance of doubt, a Holder may not elect to convert any fraction of a share of Series M Preferred Stock. The “Conversion Price” will be equal to 80% of the average closing price of the Common Stock for the last five trading days prior to the date the Company receives the conversion notice (as adjusted for any stock splits, stock dividends, or similar transactions). Within three trading days of receipt of the conversion notice, the Company shall (i) deliver or cause to be delivered to the Holder a certificate for the Conversion Shares, (ii) or, if requested by the Holder, and there is a qualified offering statement for the issuance of the Conversion Shares (and the Company’s transfer agent for the Series M Preferred Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system.

(b) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series M Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “Maximum Percentage”).

SECTION 7. REDEMPTION.

The Company may in its sole discretion (to the extent it may lawfully do so), at any time commencing one year after the initial issuance date of the Series M Preferred Stock, redeem any outstanding shares of Series M Preferred Stock at a price equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event the Company exercises such redemption right for less than all of the then-outstanding shares of Series M Preferred Stock, the Company shall redeem the outstanding shares of the Holders of a pro rata basis. The Company may exercise such redemption right at any time by providing 30 days’ prior written notice of such redemption and payment of the redemption price to the Holders. For the avoidance of doubt, the Holders may, during such 30 day notice period, convert their outstanding shares of Series M Preferred Stock to Common Stock in accordance with Section 6. Upon payment of the redemption price by the Company in accordance herewith, the shares of Series M Preferred Stock that have been redeemed will revert to the status of authorized but unissued preferred stock.

SECTION 8. NOTICES. Any notice required hereby to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, or provided by fax or e-mail, to the Holders of record at their respective addresses appearing on the books of the Company. Any notice to the Company will be by United States mail, postage prepaid, or provided by e-mail to the address below:

OriginClear, Inc.

525 S. Hewitt Street

Los Angeles, CA 90013

Email: riggs@originclear.com

SECTION 9. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the Series M Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 11th day of December, 2019.

/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry
Title: Chief Executive Officer

Form of Conversion Notice

OriginClear, Inc. Series M Preferred Stock

In accordance with the Certificate of Designation of Series M Preferred Stock of OriginClear, Inc., the undersigned Holder of Series M Preferred Stock hereby elects to convert shares of Series M Preferred Stock to Common Stock as follows:

Holder:_____________________________

Number of Shares of Series M Preferred Stock held: _________________

Number of Shares of Series M Preferred Stock being converted: _____________

Stated Value of Shares of Series M Preferred Stock being converted: ______________

Number of Shares of Series M Preferred Stock held following conversion: ____________

Number of Conversion Shares to be issued and calculation of amount: _________________

Address for delivery of Conversion Shares: __________________

Or (if eligible) instruction for delivery by DWAC: _________________

Signature of Holder:

Date: __________

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